LINE-OF-CREDIT

DRAW AUTHORIZATION

Date Executed: _________________

I, _________________ of Securitas Edgar Filings, Inc., a Nevada corporation, hereby authorize and direct ______________ to make a loan advancement in the amount of $_________, against our Commercial Promissory Note.  I acknowledge that the advance will increase the balance due under the Commercial Promissory Note.

/s/

________________________________

Jeremy Pearman

CFO